Exhibit 99

Press Release

CONTACT Internet America, Inc. 713.968.2500 investor.relations@airmail.net

INTERNET AMERICA TERMINATES PROPOSED MERGER WITH KEYON COMMUNICATIONS

HOUSTON, February 24, 2009 — Internet America, Inc. (OTCBB: GEEK) today announced that it had terminated the proposed merger with KeyOn Communications Holdings, Inc.  On November 14, 2008, the Company, KeyOn and a wholly owned subsidiary of the Company had entered into an Agreement and Plan of Merger under which KeyOn would have become a wholly-owned subsidiary of Internet America and the shareholders of KeyOn would have received shares of Internet America common stock in the merger.  On February 19, 2009, Internet America terminated the Merger Agreement due to KeyOn’s inability to materially comply with certain of the covenants and conditions to closing required to be performed or satisfied by it under the Merger Agreement.  Internet America is pursuing its right to the termination fee and expenses due it under the Merger Agreement.
Internet America is a leading Internet service provider serving the Texas market.  Based in Houston, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions.  Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at http:/www.internetamerica.com.

This press release may contain forward-looking statements relating to future business expectations.  These statements, specifically including management’s beliefs, expectations and goals, are subject to many uncertainties that exist in Internet America’s operations and business environment. Business plans may change, and actual results may differ materially and without limitation as a result of a number of risk factors. A more detailed list of cautionary statements is included in our other publicly filed reports and documents.